Exhibit 10.50

HUGHES ELECTRONICS CORPORATION

Acknowledgement Agreement and

Amendment to Executive

Change in Control Severance Agreement

This Acknowledgement Agreement and Amendment to Executive Change in Control Severance Agreement (“Agreement”) is entered into on December           , 2003, by and between Hughes Electronics Corporation, a Delaware corporation (the “Company”) and Eddy Hartenstein (“Executive”).

Recitals

A.	The News Corporation Limited, an Australia corporation (“News Corporation”), the Company and General Motors Corporation, a Delaware corporation (“GM”), are parties to that certain Stock Purchase Agreement dated as of April 9, 2003, as amended (the “SPA”), and various other Transaction Agreements (as defined in the SPA). Pursuant to the SPA and the other Transaction Agreements, News Corporation will, subject to the terms and conditions of such agreements, acquire 34% ownership of the common stock of the Company, and various changes will be made in the directors of the Company, as specified in the Merger Agreement (as defined in the SPA), effective at the Merger Effective Time (as defined in the Merger Agreement) and various changes will also be made in the management of the Company and its subsidiaries as approved by the Board of Directors or management of the Company at the Merger Effective Time. In this connection, Executive has been advised that Executive’s employment by the Company will be terminated at the Merger Effective Time.

B.	Executive is a party to various agreements or plans with the Company including, without limitation, the Cash Retention Bonus Program as amended January 28, 2003 (“Retention Plan”), with related Participation Notice dated July 9, 2001, and the Executive Change in Control Severance Agreement entered into on July 9, 2001 (“Severance Agreement”), which the parties now wish to amend or clarify as provided in this Agreement.

Therefore, for good and valuable consideration and the mutual covenants set forth herein, the parties hereto agree as follows:

1.	Acknowledgements

1.1.

The Company and Executive mutually acknowledge and agree that, however Executive’s separation may be publicly characterized and regardless of any resignation letter or other document which Executive may execute at the request of the Company, Executive shall be entitled to the Retention Bonus, payable in accordance with the Retention Plan and this Agreement, and Executive’s termination of employment shall be considered a termination without “Cause” or for “Good Reason” (as such terms are defined in the Severance Agreement), in each case effective at the Merger Effective Time.

1.2.	The Company and Executive mutually acknowledge and agree that the Transactions constitute a Change in Control for purposes of the Retention Plan, the Severance Agreement and other Company plans in which Executive participates.

1.3.	Since Executive’s employment will be terminated at the Merger Effective Time, fifty percent (50%) of the Retention Bonus shall be paid to Executive in the form of a lump-sum cash payment on the Merger Effective Time and the remaining fifty percent (50%) shall be paid to Executive in the form of a lump-sum cash payment within thirty (30) days after the Merger Effective Time.

2.	Amendments of Severance Agreement

2.1.	The definition of “Base Compensation” as set forth in the Severance Agreement is amended and restated in its entirety to read as follows:

“ ‘Base Compensation’ means $1,584,028.”

2.2.	Paragraph b. of Section 2.2 of the Severance Agreement is amended and restated in its entirety to read as follows:

“an amount equal to $919,000.”

2.3.	Paragraph c. of Section 2.2 of the Severance Agreement is amended and restated in its entirety to read as follows:

“the Company shall issue to Executive that number of shares of its common stock, $.01 par value (“Shares”), which is equal to the sum of (i) 9,260 Shares, plus (ii) 34,440 Shares multiplied by a fraction, the numerator of which is the number of days elapsed from January 1, 2002 to the Merger Effective Time and the denominator of which is 1,096, plus (iii) 48,280 Shares multiplied by a fraction, the numerator of which is the number of days elapsed from January 1, 2003 to the Merger Effective Time and the denominator of which is 1,096; provided, however, that instead of issuing such Shares, the Company, at its option, may instead pay the cash equivalent amount, determined using the fair market value (mean of the highest and lowest sales prices reported on the New York Stock Exchange) of the Shares on the date of termination; and”

2.4.	Paragraph d of Section 2.2 of the Severance Agreement is amended and restated in its entirety to read as follows:

“d. all Company stock options held by the Executive, other than stock options granted on June 22, 2001 (the “June 22 Options”), shall become fully vested and shall remain exercisable in accordance with the Hughes Electronics Corporation Incentive Plan (“Plan”) and, in the case of the June 22 Options, such June 22 Options will continue to vest in accordance with their terms. In addition, as provided in paragraph 7(c)(iii) of the Plan, the June 22 Options shall terminate on the fifth anniversary of the date of termination of Executive’s employment, subject to the rules set forth in such paragraph of the Plan.”

3.	Ratification of Retention Plan and Severance Agreement

As affected by this Agreement, the Retention Plan and Severance Agreement are each ratified and confirmed and shall remain in effect in accordance with the terms thereof as so affected.

4.	Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date and year first above written.

THE COMPANY:

HUGHES ELECTRONICS CORPORATION

By:

Name:

Title:

EXECUTIVE:

Eddy Hartenstein

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